UNITED STATES SECURITIES

AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement

Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

[ X ]	Preliminary Information Statement
[__]	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2)
[__]	Definitive Information Statement

TROPICAL LEISURE RESORTS, INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[ X ] No fee required

[__] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[__] Fee paid previously with preliminary materials.

[__] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid: Not Applicable

(2) Form, Schedule or Registration Statement No.: Not Applicable

(3) Filing Party: Not Applicable

(4) Date Filed: Not Applicable

TROPICAL LEISURE RESORTS, INC.

4766 Holladay Blvd.
Holladay, Utah 84117

NOTICE OF SHAREHOLDER CONSENT

WE ARE NOT ASKING YOU FOR YOUR VOTE AND

YOU ARE NOT REQUESTED TO SEND THE COMPANY A PROXY.

Purpose of Information

This Information Statement, which is being mailed on or about July ____, 2002 to the holders of shares of the Common Stock, par value $.001 per share (the "Common Stock"), of Tropical Leisure Resorts, Inc., a Nevada Corporation (the "Company"), is being furnished in connection with the taking of corporate action by a consent of the majority of the Company's shareholders. A majority of the shareholders will consent to a reverse split of the Company's common stock of up to 50 to 1 and a change of the Company's name.

Because shareholders holding a majority of the shares are in favor of the following action, proxies are not being solicited in this matter.

Date of Consent.

The actions to be taken by consent will occur on July __, 2002.

No Dissenter's Rights of Appraisal.

The Company's shareholders do not have dissenter's rights of appraisal in connection with any of the matters to be consented to by the shareholders.

Voting Securities and Principal Holders Thereof;
Interest of Certain Person in Matters to be Acted Upon

1. Share information.

As of the record date, June 20, 2002, there were approximately 16,441,495 shares of stock that the shareholders will be entitled to vote on. Each outstanding share of Common Stock is entitled to one vote.

The following table sets forth certain information with respect to persons known to the Company to own beneficially more than five percent (5%) of the Company's voting securities, as of the record date, and persons who have served and/or are still serving as directors of the Company since the beginning of the last fiscal year, and the directors and officers of the Company as a group.

                                                                   Amount and
                                                         Position Nature of                       Percent
Title of Name and Address                    o f with Beneficial of
Class Beneficial Owner                        Company Ownership                 Class

Common Portsmith Partners of n/a                 9,000,000                     54.74
Nevada, Inc.
1350 E. Flamingo Ste 254
Las Vegas Nevada 89119

Common Scott Hosking Pres./Dir.                400,000                           2.43
4766 Holladay Blvd.
Holladay, Utah 84117

Management as a group (1) 400,000 2.43

2. Changes in Control.

The Company does not currently have any contracts or arrangements that would result in a change in control of the company in the foreseeable future.

Matters to be Consented to

Shareholders will vote by written consent on the following matters:

1. Reverse Split. During the second week of June the Company's stock is was quoted at $.02 with little or no volume. Following much consideration management has determined that it is in the Company's best interest to reorganize its capital structure through, in part, effectuating a reverse split. This decision is based, in part, upon the following factors: a) general economic conditions for the past nine months; b) general stock market conditions for the past nine months; c) lack of brokerage firm interest in low priced securities; d) NASDAQ listing requirements; and e) low price and lack of trading activity in the Company's stock. While the Company has no immediate ability to obtain NASDAQ listing, that is the eventual goal of the Company. The Board is seeking authority form the shareholders to effectuate a 50 to 1 reverse split.

Fractional shares will be rounded up to the nearest full share. No certificate will be reversed below one hundred shares and no certificate less than one hundred shares will be reversed. As existing stock certificates are sent in for transfer they will be replaced with new certificates reflecting the reverse split.

2. Change in the Name of the Company.

The shareholders will consent to give the Board of Directors authority to change the name of the Company to a name to be determined hereafter.

3. Any Other Matters.

Though management does not currently anticipate any at this time, other matters may be presented for shareholder consent at that time.

Vote Required for Approval

Approval of the proposed above action requires consent of a majority of the shareholders of shares as of the Record Date. Because shareholders holding a majority of the shares are in favor of the proposed actions, proxies are not being solicited in this matter.

Dated June 20, 2002 By Order of the Directors

/s/ Scott Hosking

THIS INFORMATION STATEMENT IS PROVIDED TO YOU FOR INFORMATION PURPOSES ONLY. NO ACTION ON YOUR PART IS SOUGHT OR REQUIRED.